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                                         April 28, 1999



Office of the Chief Accountant
Securities and Exchange Commission
450 - 5th Street, NW
Washington, DC  20549

To Whom It May Concern:

This letter serves to confirm that the client - auditor relationship between Century Pacific Tax Credit Housing Fund-II and Novogradac & Company, LLP has ceased effective April 28, 1999 and Novogradac & Company LLP will no longer serve as independent accountants of record.

During the registrant's most recent fiscal year and to the date of this letter, there have been no disagreements over any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreement, if not resolved, would have caused us to make reference thereto in our reports.

Our reports on the Partnership's financial statements contained a modification as to the uncertainty of Century Pacific Tax Credit Housing Fund-II to continue as a going concern. Our reports did not contain an adverse opinion or disclaimers of opinion and were not qualified as to uncertainty, audit scope or accounting principle other than previously discussed.

We agree with the statements made by Century Pacific Housing Tax Credit Fund-II included in Item 4 of Form 8-K.

                                         Sincerely,

                                         /s/ Novogradac & Company LLP
                                         NOVOGRADAC & COMPANY, LLP







cc:   Mr. Irwin Deutch, Chairman
      Century Pacific Corporation
      c/o Century Pacific Housing Fund-I
      1925 Century Park East, Suite 1760
      Los Angeles, California  90067